Exhibit 4.119

SHARE TRANSFER CONTRACT

FOR

JINPING KANGHONG HYDROELECTRIC DEVELOPMENT CO., LTD.

CONTENTS

Chapter I. Definitions	5

Article 1 Definitions	5

Chapter II. Sale Equity Stake	6

Article 2 Sale Equity Stake	6

Article 3 Transfer Price for the Sale Equity Stake	6

Article 4 Conditions Precedent for the Payment of the Transfer Price	7

Article 5 Payment	7

Article 6 Taxes Payable under the Transfer of the Sale Equity Stake	8

Chapter III. Representations and Warranties by All Parties	8

Article 7 Representations and Warranties by All Parties	8

Chapter IV. Disclosures, Representations and Warranties by Transferors	9

Article 8 Disclosures, Representations and Warranties by Transferors	9

Article 9 General Representations and Warranties by Transferors	9

Article 10 Ownership	10

Article 11 The Company and the Hydroelectric Project	10

Chapter V. Disclosures, Representations and Warranties by Transferee	15

Article 12 Disclosures, Representations and Warranties by Transferee	15

Chapter VI. Delivery and Entrustment Management	15

Article 13 Delivery	15

Article 14 Entrustment Management	16

Chapter VII. Debt Arrangement and Allocation of Employees	18

Article 15 Debt Arrangement	18

Article 16 Allocation of Employees	18

Chapter VIII. Confidentiality	18

Article 17 Confidentiality	18

Chapter IX. Breach of Contract	19

Article 18 Liability for Breach of a Representation or Warranty	19

Article 19 Liability for Breach of Contract	19

Share Transfer Contract

This Share Transfer Contract (hereinafter referred to as “this Contract”) is executed by the following Parties on November 6, 2010 in Kunming, China.

(1)

Party A: Luquan Xiaopengzu Power Generation Co., Ltd. (hereinafter referred to as the “Transferee”), a limited liability enterprise registered and established in accordance with the laws of the People’s Republic of China, with its registration number of 530128000000331 and registered address at Xiaopengzu Village, Xinglong Village Committee, Cuihua Township, Luquan County, Kunming City, the legal representative of which is John Douglas Kuhns, whose position is chairman and nationality is the United States of America;

(2)	Party B: Mao Ding Gou, a PRC citizen with the ID card number of 330326195701127514;

(3)	Party C: Zeng Jie, a PRC citizen with the ID card number of 330326195306241819;

(4)	Party D: Xu Xuan Bo, a PRC citizen with the ID card number of 330326196309287518;

(5)	Party E: Lin Lin, a PRC citizen with the ID card number of 330326471103181;

(6)	Party F: Su Xiao Dong, a PRC citizen with the ID card number of 330326196810070048;

(7)	Party G: Dong Xian Min, a PRC citizen with the ID card number of 330302196404114876;

(8)	Party H: Wang Meng Zhang, a PRC citizen with the ID card number of 33032619611226761X;

Party B, Party C, Party D, Party E, Party F, Party G and Party H are hereinafter collectively referred to as the “Transferors”. The Transferors and the Transferee are hereinafter collectively referred to as “all Parties” as well as each of the Transferors and the Transferee is hereinafter referred to as “Party”.

WHEREAS:

(1)

Jinping Kanghong Hydroelectric Development Co., Ltd. (hereinafter referred to as the “Company”) is a company incorporated in China for the purpose of hydropower generation, power development and operation with the registered capital of RMB12,000,000, the registration number of which is 532530100000991;

(2)	Party B owns seventeen percent (17%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(3)	Party C owns seventeen percent (17%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(4)	Party D owns eight percent (8%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(5)	Party E owns seventeen percent (17%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(6)	Party F owns seventeen percent (17%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(7)	Party G owns seventeen percent (17%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(8)	Party H owns seven percent (7%) of the equity stake of the Company, and can exercise all of his full rights as a shareholder;

(9)

Subject to the terms and conditions set out in this Contract, Party B is willing to transfer seventeen percent (17%) of the equity stake of the Company held by him, Party C is willing to transfer seventeen percent (17%) of the equity stake of the Company held by him, Party D is willing to transfer eight percent (8%) of the equity stake of the Company held by him, Party E is willing to transfer seventeen percent (17%) of the equity stake of the Company held by him, Party F is willing to transfer seventeen percent (17%) of the equity stake of the Company held by him, Party G is willing to transfer seventeen percent (17%) of the equity stake of the Company held by him, and Party H is willing to transfer seven percent (7%) of the equity stake of the Company held by him to the Transferee, all of which represent one hundred percent (100%) of the equity stake of the Company (hereinafter referred to as the “Sale Equity Stake”);

(10)	The Transferee is willing to acquire one hundred percent (100%) of the equity stake of the Company from the Transferors subject to the terms and conditions set out in this Contract.

For this purpose, after friendly consultations, on the principles of equality and mutual benefit, all Parties to this Contract have reached the following agreement in accordance with the provisions of the Company Law of the People’s Republic of China, Contract Law of the People’s Republic of China and other relevant laws and regulations of the PRC:

Chapter I. Definitions

Article 1	Definitions

Unless otherwise prescribed and stipulated, the following terms used in this Contract shall have the meanings set forth as follows:

The “Company” refers to Jinping Kanghong Hydroelectric Development Co., Ltd., a limited liability company registered and established in accordance with the laws of PRC, with its registration number being 523530100000991, registered capital (paid-up capital) being RMB12,000,000 and registered address at Kuchumian Village, Maka Village Committee, Mengqiao Township.

The “Hydroelectric Project” refers to the Dazhaihe Cascade III Hydroelectric Project with the total installed capacity of 15,000 KW which is legally owned and operated by the Company.

“Claims” refers to claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including but not limited to attorney fees) whatsoever and howsoever arising.

“Transfer Price” refers to price as specified in Article 3.1 hereof.

“Signing Date” refers to the date on which this Contract is signed.

“Effective Date” refers to the date on which this Contract takes effective according to Article 30.1 hereof.

“First Payment Date” refers to the date as defined in Article 5.1 hereof.

“Second Payment Date” refers to the date as defined in Article 5.1 hereof.

“Encumbrance” refers to any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including, without limitation:

(1) any interest or right granted or reserved in or over or affecting the Sale Equity Stake; or

(2) the interest or right created or otherwise arising in or over the Sale Equity Stake under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or

(3) any security over the Sale Equity Stake for the payment of a debt or any other monetary obligation or the performance of any other obligation.

“Material Adverse Change” refers to:

(1) investigations (which may cause the Company to be punished) and penalties upon the Company by relevant governmental authorities;

(2) involvement with any litigation, arbitration or any other judicial proceedings by the Company;

(3)

any change (or any development that, insofar as can reasonably be foreseen, is likely to result in any change) that may cause loss to the financial conditions, business, assets or liabilities of the Company in the amount of more than RMB100,000.

“Deposit” refers to payment as provided in Article 5.4 hereof.

“RMB” or “Renminbi” refers to the legal currency of the PRC.

“Transferors’ Bank Accounts” refers to, for the purpose of this Contract, the bank accounts opened separately by Party B, Party C, Party D, Party E, Party F, Party G and Party H under their respective names for receiving the Transfer Price.

“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the parties to this Contract.

“China” or “PRC” refers to the People’s Republic of China

“Working Day” refers to the statutory working day provided by the State Council of the PRC.

Chapter II. Sale Equity Stake

Article 2	Sale Equity Stake

Pursuant to the terms and conditions stipulated in this Contract, the Transferors agree to transfer to the Transferee and the Transferee agrees to accept from the Transferors the Sale Equity Stake being one hundred percent (100%) of the equity stake of the Company with all the rights and obligations of and attaching to the Sale Equity Stake for transfer including, without limiting the generality thereof, all the rights to receive dividends and to receive or subscribe for shares (if any) declared, paid or issued by the Company and free of any Claims or Encumbrances.

Article 3	Transfer Price for the Sale Equity Stake

3.1

The Transferors and the Transferee after consultations have finally determined that the total consideration shall be agreed at RMB118, 000,000.00, including price for the Sale Equity Stake of RMB 59, 000,000 (hereinafter referred to as the “Transfer Price”) and debt of the Company of RMB 59,000,000 (as shown in Appendix II hereto) assumed by the Transferee. Specifically, the amount respectively payable to the Transferors shall be as follows:

Party B: RMB10,030,000;

Party C: RMB10, 030,000;

Party D: RMB4,720,000;

Party E: RMB10, 030,000;

Party F: RMB10, 030,000;

Party G: RMB10, 030,000;

Party H: RMB4, 130,000.

3.2	The Transfer Price shall be paid in two (2) instalments:

(1)

The first instalment of the Transfer Price, namely, RMB29,500,000, shall be paid within ten (10) Working Days after the Transferors have completed all conditions precedent stipulated in Article 4.1 hereof.

(2)

The second instalment of the Transfer Price (deposit deducted), namely, RMB26, 500,000, shall be paid within ten (10) Working Days after the Transferors have completed all conditions precedent stipulated in Article 4.2 hereof.

Article 4	Conditions Precedent for the Payment of the Transfer Price

4.1	Under this Contract, the conditions precedent for the payment of the first instalment of the Transfer Price in the amount of RMB29,500,000 by the Transferee are set out as follows:

(1) Parties hereof have duly executed this Contract;

(2) From the Signing Date to the First Payment Date (including), there has been no Material Adverse Change to the Company.

4.2	Under this Contract, the conditions precedent for the payment of the Second Instalment of the Transfer Price by Transferee are set out as follows:

(1)

Transferors obtain Power Generation Permit (Power Generation Type) in the name of the Company at its own cost and deliver the original of Power Generation Permit (Power Generation Type) to the Transferee;

(2) Share transfer registration of Sale Equity Stake has been completed and the Transferee is registered as holder of the Sale Equity Stake;

(3) The Company has obtained renewed business license; and

(4) During the period from the First Payment Date to the Second Payment Date (inclusive), there has been no Material Adverse Change to the Company.

4.3

In the event that any of the conditions set out in the aforesaid Article 4.1 and/or Article 4.2 has not been fulfilled or satisfied, and the Transferee has not indicated its waiver of the said conditions or any one of them in writing, the Transferee shall not be obliged to pay the Transfer Price to the Transferors which shall not be deemed as breach of contract.

4.4	Parties hereof shall make their best to proceed industry and commerce registrations related to Sale Equity Stake, including preparation of all the necessary documents.

Article 5	Payment

5.1

The First Payment Date shall be within ten (10) Working Days after all conditions precedent set out in Article 4.1 hereof have been completed. The Transferee shall, on the First Payment Date, remit the first instalment of the Transfer Price in the amount of RMB29,500,000 to the Transferors’ Bank Accounts.

The Second Payment Date shall be within ten (10) Working Days after all conditions precedent set out in Article 4.2 hereof have been completed. The Transferee shall, on the Second Payment Date, remit the balance of the Transfer Price in the amount of RMB26,500,000 to the Transferors’ Bank Accounts.

5.2

The Transferors shall, within five (5) Working Days after the satisfaction of the conditions precedent to the payment, provide the Transferee in written form with the detailed information in relation to the Transferors’ Bank Accounts, otherwise, in the event that the Transferee cannot pay or cannot pay as scheduled the Transfer Price due to the Transferors’ failure to provide the detailed information of the Transferors’ Bank Accounts in a timely fashion, or due to the reason of the opening banks of the Transferors’ Bank Accounts, the Transferee shall not assume any liability arising therefrom.

5.3

The Transferors shall issue to the Transferee the legal documents evidencing the receipt of the Transfer Price within five (5) Working Days after receiving each instalment of the Transfer Price paid by the Transferee. In the event that the Transferors fail to issue the said documents to the Transferee within the prescribed time limit, the Transferee shall be entitled to correspondingly delay its payment of the following payable instalment of the Transfer Price, which shall not be deemed as breach of contract. In the event that the said legal documents issued by the Transferors are not in compliance with the PRC laws and regulations which cause the Transferee and/or the Company to suffer from any damage or loss, the Transferors shall assume joint liability for the compensation on the Transferee and/or the Company.

5.4

The Transferors agree that the Transferee is entitled to deduct RMB3,000,000 from the Transfer Price and hold it as the guarantee fund (the “Guarantee Fund”) for the project quality of the hydropower station and the performance of all the obligations of the Transferors under this Contract. The guarantee duration shall commence from the Signing Date and terminate as of expiration of six months from completion of registration procedures with industry and commerce authority. Upon the expiration of the Guarantee Duration, the Transferee shall remit the balance of the guarantee fund (if any) without any interest to the bank account designated by Transferors.

Transferors hereby severally and jointly confirm and undertake that, during the Guarantee Duration, in case that the Transferee suffers from any loss due to any quality defects of the hydropower station, or Transferors’ breach of any representation or warrants, or Transferors’ failure to fulfil its obligations hereof, or other breaches or illegal action made by the Transferors, then the Transferee is entitled to deduct an amount equals to the actual loss from the deposit as compensation and Transferors will not claim refunding of such amount; further, compensation hereof shall not prejudice the Company and/or the Transferee to seek remedies in accordance with the laws of PRC or other provisions of this Contract.

Article 6	Taxes Payable under the Transfer of the Sale Equity Stake

Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Contract by each of the Transferors and Transferee shall be payable by the respective Party liable for the taxes or fees under the provisions of relevant laws and regulations of PRC.

Chapter III. Representations and Warranties by All Parties

Article 7	Representations and Warranties by All Parties

7.1

If the signing party is an individual, such individual shall provide a photograph of his/her identification card together with the original of the identification card being shown. In case of proxy, power of attorney thereof and a copy of the identification card of the principal shall be delivered.

7.2

At the time of signing this Contract, the Transferors and the Transferee hereby state that the documents and information provided to the Party (ies) or their agencies (including, without limitation, the lawyers, valuers, financial advisers, etc.) prior to the Signing Date are still valid and authentic and confirm that, should discrepancies arise between the latter and the terms of this Contract, this Contract shall prevail.

7.3

The Transferors and the Transferee hereby agree that the contracts or documents pertaining to the transfer of Sale Equity Stake entered into among all Parties prior to this Contract shall lapse automatically upon this Contract coming into effect.

7.4

All Parties to this Contract agree to strive jointly in coordinating all the work pertaining to the transfer of the Sale Equity Stake, including but not limited to application for approvals, registration and filing for record, etc., and the expenses arising therefrom shall be borne by the Company.

Chapter IV. Disclosures, Representations and Warranties by Transferors

Article 8	Disclosures, Representations and Warranties by Transferors

The Transferors hereby jointly and severally represent and warrant to the Transferee that:

8.1

All information and facts relating to the Company that is in the possession of the Transferors or is known to any of the Transferors which will have a substantive effect on the Transferors’ abilities to fulfil any of their obligations in this Contract or when disclosed to the Transferee shall have a substantive effect on the willingness of the Transferee to sign and fulfil its obligations under this Contract, have been disclosed to the Transferee and the information provided by the Transferors to the Transferee does not contain any representation that is untrue or misleading.

8.2

No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against the Transferors that will materially affect their abilities to sign this Contract or fulfil their obligations under this Contract.

8.3

Up to the Signing Date, the Transferors have informed the whole matter of the transfer of the Sale Equity Stake to all Third Parties relating to the Sale Equity Stake, the Company and the Hydroelectric Project; in case of requiring the consent of such Third Party, the Transferors have procured the written consent from the Third Party.

8.4	The Transferors hereby undertake that none of them will take any action after the Signing Date which will cause any adverse impact on the Company/Hydroelectric Project.

8.5

Regarding the documents and information provided by Transferors to the Transferee and/or the Transferee’s agencies (including, without limitation, the lawyers, valuers, financial advisers, etc.) prior to the Signing Date, the Transferors hereby undertake that:

	8.5.1	all copies made from original documents are true and complete and that such original documents are authentic and complete;

	8.5.2	all documents supplied to the Transferee and/or the Transferee’s agencies as originals are authentic and complete;

	8.5.3	all signatures (stamps) appearing on documents supplied to the Transferee and/or Transferee’s agencies as originals or copies of originals are genuine; and

8.5.4

The Transferors have drawn to the attention of Transferee and/or Transferee’s agencies all matters that are material for the Transferee to proceed with the transaction as contemplated in this Contract.

Article 9	General Representations and Warranties by Transferors

9.1

Each of Party B, Party C, Party D, Party E, Party F, Party G and Party H are a PRC citizen with all civil abilities to enter into this Contract and fulfil all of his obligations stipulated herein. Signing this Contract and fulfilling all of his obligations stipulated herein by Party B, Party C,

Party D, Party E, Party F, Party G and Party H shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that Party B, Party C, Party D, Party E, Party F, Party G and Party H is a party to or is bound.

Article 10	Ownership

10.1

The Transferors jointly and severally undertake and warrant that: the Transferors are the legal owners of the Sale Equity Stake and have full authority and right to transfer the Sale Equity Stake to the Transferee and the Sale Equity Stake does not involve any state-owned assets and interests. In case that the Transferee and/or Company suffer from any loss or damage due to the involvement of any state-owned assets and interests in the Sale Equity Stake, the Transferors shall assume the joint liability and compensate the Transferee and/or the Company in full.

10.2

The Transferors jointly and severally undertake and warrant that: up to the Second Payment Date (inclusive), the Sale Equity Stake is not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of Third Party rights); and there is no interest present and no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Sale Equity Stake (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights and interest).

10.3

The Transferors jointly and severally undertake and warrant that: all obligations as the shareholders of the Company which shall be assumed by the Transferors for the benefit of the Company and the Third Party have been fully fulfilled by the Transferors. Any Third Party or any level of the governmental authorities of the PRC shall not, due to the Transferors’ failure to fulfil their due obligations as the shareholders of the Company, claim for rights against the Company or the Transferee or adopt administrative acts which are unfavourable to the Company or the Transferee, including but not limited to imposing fine, revoking the business license, requiring to make supplemental payment for the taxes or compelling to stop production, etc.

10.4

The Transferors jointly and severally undertake and warrant to provide all relevant materials which should be provided by the Transferors and are requisite for conducting the alteration registration of the Sale Equity Stake under the name of the Transferee with the competent administration of industry and commerce, including but not limited to the tax clearance certificate issued by the competent taxation authority.

Article 11	The Company and the Hydroelectric Project

The Transferors hereby jointly and severally represent and warrant to the Transferee that:

11.1

The Company is a legal entity that has been duly established according to the laws of PRC and it is validly and legally in existence and also operating normally in accordance with the laws and regulations of PRC.

11.2

The registered capital of this Company has been fully paid up on schedule. The Transferors have completed their full obligations to contribute, and have procured valid verifications for their contributions according to PRC laws. There is no withdrawal of the registered capital by the Transferors.

11.3	The Company is the legal owner of the Hydroelectric Project, and has the full and complete ownership, operation right and right to profit over the Hydroelectric Project.

11.4

The development, construction and operation of the Hydroelectric Project have been duly granted by relevant governmental authorities all requisite approvals and are fully complied with the PRC laws and regulations and the approvals and permits of relevant governmental authorities, in no violation of PRC laws and regulations and approvals and permits of relevant governmental authorities, without any condition that leads to or may leads to the revocation or withdrawing of such approvals and permits. In the event that Transferee and/or the Company suffer from any damage or loss arising out of any violation and /or revocation and/or withdrawing, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.

11.5

Up to the Second Payment Date, the hydropower station project has completed electricity equipment prevention test and inspection & overhaul after one year’s operation in accordance with relevant laws and regulations, State or industry standard. In case that the Transferee and/or the Company suffers from any damage or loss, the Transferors shall bear several and joint liability and fully compensate the Company and/or the Transferee.

11.6

Up to the Second Payment Date, every aspect of the Hydroelectric Project, including but not limited to the hydrology, geology, water flow, dam safety and hydropower generating units, etc., is complied with the requirements of power generation under normal situations and is free from any defect or any other problem provided of the loss due to normal operation and usage. In the event that Transferee and/or the Company suffer from any damage or loss arising out of any defect or any other problem which already existed before the Delivery Completion Date, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.

11.7

Up to the Second Payment Date, the Company has never suffered and is not currently suffering from any administrative investigations, prosecutions, disputes, claims or other proceedings (ongoing, pending or threatened), nor the Company has been punished or the Transferors can foresee any punishment to be made by any administrative authorities of the PRC for the issues already existed before the transfer of the Sale Equity Stake. Up to the Delivery Completion Date, the Transferors have fully disclosed to the Transferee all information in respect of environmental protection, water and soil preservation, flood prevention plan, utilization of land (woodland), wood cutting, power generation, relocation, fire-prevention and work safety, etc. In addition, the Transferors hereby jointly and severally warrant that all fees (including, without limitation, water resources fees, land requisition and compensation fees, water and soil preservation facility compensation fees, etc.), charges, penalties and expenses payable to or being required to pay to any PRC governmental authority have been paid in full, and, as of the Second Payment Date, there is no arrears of such fees, charges, penalties and expenses, nor is there any arrears of costs and/or expenses being required by any PRC governmental authority to be paid for any purpose of correcting defects and/or inappropriate actions of the Company. In the event that the Transferee and/or the Company suffer from any penalty, damage, loss, etc. due to any such administrative investigations, prosecutions, disputes, claims, penalties and/or other proceedings which existed before the Second Payment Date, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company.

11.8

The Company legally owns all requisite real estate (including but not limited to land, buildings, dams, water supply system, electricity power transmission lines, structures and subsidiary facilities) and moveable assets (including but not limited to machineries, equipments, vehicles, furniture and office supplies), and such real estate and movable assets shall be not less than those real estate and movable assets listed out in the asset list confirmed jointly by the parties hereof. The Company does not provide any other security (including but not limited to mortgage, pledge and lien) or other restrictions on the real estate and movable assets, except for those listed out in Appendix I to this Contract. Up to the Delivery Completion Date, all material aspects of the buildings, dams, machineries and equipments, vehicles and other assets owned by the Company are in good, secure and operational conditions, which are anticipated not to need to be repaired (excluding the daily requisite repairs), replaced or supplemented within twelve (12) months after the Signing Date due to the issues before the Delivery Completion Date. The Transferors warrant and undertake that commencing from the Signing Date to the Delivery Completion Date, the above real estate and movable assets will not suffer from any loss or damage resulting from the actions of the Transferors or any Third Party. In case of any loss or damage suffered by the real estate and movable assets due to the above mentioned causes, the Transferors shall assume the joint liability and compensate Transferee and/or the Company in full.

11.9

The production, operation, construction and business of the Company are fully complied with all the relevant PRC laws and regulations, including but not limited to those laws and regulations in relation to hydropower generation, environmental protection, water and soil preservation, flood prevention plan, design and construction of water resource project, invitation and submission of bids, utilization of woodland, wood cutting, fire-prevention, work safety and relocation. The Transferors warrant that the environmental protection authorities, water resource authorities, power regulatory authorities, construction authorities, forestry authorities, fire-prevention authorities, planning authorities, safe production authorities, development and reform authorities and other governmental authorities will not punish the Company for the problems of environmental protection, water and soil preservation, water fetching, flood prevention planning, design and construction of water resources projects, invitation and submission of bids, power generation, utilization of woodland, wood cutting, fire-prevention, work safety and relocation, etc. which already existed before the Delivery Completion Date. In the event that the Company suffers from any loss or damage due to the punishment by local government, environmental protection authority, water resources authority, electricity regulatory authority, forest authority, construction authority, fire-prevention authority, planning authority, work safety authority, development and reform authorities or other governmental authorities, the Transferors shall fully compensate the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless.

11.10	The fire-prevention design of all construction projects of the Company are complied with all PRC relevant laws and regulations and national fire-prevention standards.

11.11

Prior to the signing of this Contract, the Transferors have already disclosed all information of the debts of the Company. As of the Second Payment Date, that information is still complete, liable, accurate and true. The Transferors shall assume joint liabilities for any undisclosed debts of the Company so as to hold the Transferee and/or the Company harmless.

11.12

The Company can legally own the land use right and building ownership for all the land and buildings currently occupied and used by the Company, and could not be involved in any legal action, arbitration, penalty or suffer from any other damage or loss due to the land and/or building issues. In the event that the Transferee and/the Company suffer from any penalty, damage or loss, etc. due to the use of land or building, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.13

The procurement of the state-owned land use right (obtained through allocation) for the land currently occupied and used by the Company with the State-owned Land Use Right Certificates (the serial numbers of which are: Jin Guo Yong [2008] No. 166, Jin Guo Yong [2008] No. 167 and Jin Guo Yong [2008] No. 168) has been fully in compliance with the regulations of PRC laws and regulations, and relevant fees and taxes have been fully paid off in accordance with law. The aforesaid State-owned Land Use Right Certificates have covered all the land currently occupied and used by the Company. In the event that the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such land, the Transferors shall assume the joint liability to compensate the Transferee and/or the Company in full.

11.14

The procurement of the building ownership certificates for all the building currently occupied and used by the Company has been in full compliance with the provisions of PRC laws and regulations, and relevant fees and taxes have been fully paid off in accordance with laws. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to the procurement of such building ownership, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.15

The mortgage created on the state-owned land use right of the land occupied by the Company, which has been obtained through allocation, has been approved by the competent state-owned land administration authorities, and the Company has completed relevant mortgage registration procedures for such state-owned land use right mortgage and paid off relevant fees. Such state-owned land use right mortgage has been in full compliance with relevant PRC laws and regulations without any violation, and the competent state-owned land administration authorities will not require any other fees for such mortgaged allocated state-owned land from the Transferee and/or the Company, neither will impose any fine or other administrative penalties on the Transferee and/or the Company. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such state-owned land use right mortgage, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.16

Up to the Second Payment Date, the Company does not lease any land, buildings, equipment or other movables or immovable. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such state-owned land use right mortgage, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.17

The selection of the entities for the project survey and design, construction, substantial equipments and materials purchases and project supervisor have been in compliance with the regulations of all RPC laws and regulations without any violation, and the competent water resource authority will not impose any administrative penalty on the Transferee and/or the Company due to such selection. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such selection of the entities for the project survey and design, construction, substantial equipments and materials purchases and project supervisor, the Transferors shall assume the joint liability to compensate the Transferee and/or the Company in full.

11.18

The Transferors hereby warrant and covenant that all the power output of the hydropower station can be fully on-grid output and free from any output restriction. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such issue, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.19

As of the Second Payment Date, the Company does not have any equity investment or other investment in any other companies, enterprises, and other economic organizations, etc. In the event that the Company suffers from any damage or loss due to such undisclosed equity investment or other investments, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company in full.

11.20

As of the Second Payment Date, other than those securities set out in Appendix I to this Contract, the Company’s assets and rights are free from any other security (including but not limited to mortgage, pledge and lien) or any other restrictions, neither has the Company provided any security (including but not limited to mortgage, pledge and guarantee, etc.) for any other companies, enterprises, economic entities or any individuals. In the event that the Company suffers from any damage or loss due to such undisclosed securities, the Transferors shall assume joint liabilities and fully compensate the Transferee and/or the Company

11.21

The Company has completed relevant taxation registration effectively and obtained valid taxation registration certificates, and conducted relevant taxation declaration in accordance with PRC laws, with all contents declared being real and complete. As of the Second Payment Date, the Company has fully paid up all taxes required by the PRC laws and regulations, including but not limited to enterprise income tax, value-added tax, urban construction tax and educational surcharges. The Transferors shall assume joint liabilities for any unpaid tax and fine to the Transferee and/or the Company so as to hold the Transferee and/or the Company harmless. Transferors hereby warrant and covenant that taxation clearance of the Company will be completed as of April 30, 2011 at the Transferors’ cost and supporting documents evidencing taxation clearance has been completed shall be provided to the Transferee.

11.22

All construction projects (whether finished or under construction) of the Company have obtained all requisite governmental approvals and permits and are strictly complied with and without any violation of the approvals and permits issued by relevant governmental authorities. In the event that the Company is punished or suffers from any damage or loss after the completion of the transfer of the Sale Equity Stake by any governmental authority because of any above issue, the Transferors shall assume joint liabilities and fully compensate the Company and/or the Transferee.

11.23

The effectiveness of this Contract will not cause any Third Party to terminate the contracts or agreements which are concluded with the Company prior to the effective date (inclusive) of this Contract which are still effective on the effective date of this Contract, and will not create any security or restriction in any other form favourable to the Third Party on the assets and/or rights of the Company.

11.24

The effectiveness of this Contract will not cause any adverse effect on the development, operation and assets of the Hydroelectric Project owned by the Company, neither can or will cause the loss of the development right, operation right, ownership right and right to profit of the Hydroelectric Project, which has been obtained by the Company before the effective date of this Contract (inclusive).

11.25

The originals of all the material contacts (including, without limitation, the contracts and relevant supplemental agreements concerning project development, investment cooperation, land requisition, land compensation, woodland compensation, land lease, loan, security, counter security, insurance, design, construction, procurement, project supervisor, purchase, sales of certified emission reductions, grid connection and dispatching agreement, power purchase and sale contracts and relevant supplemental agreements, etc.) concluded by the Company prior to the Second Payment Date of this Contract (inclusive) have been preserved by the Company in complete form and there have been no violations thereof, and as far as the Transferors know, there does not exist any condition which may lead to the violation by the Company. In the event the Transferee and/or the Company suffer from any penalty, damage or loss, etc. due to such state-owned land use right mortgage, the Transferors shall assume the joint liability to compensate Transferee and/or the Company in full.

11.26

The Company’s production technology and procedures are in full compliance with relevant PRC laws, standards and norms, and there are no illegal actions of infringing upon intellectual property rights of others, such as patent, know-how, etc. In the event that the Company suffers from any punishment, damage or loss due to any above issue, the Transferors shall assume joint liabilities and fully compensate the Company and/or Transferee.

11.27

Labour Contracts between the Company and the employees who are still employed by the Company upon the Signing Date of this Contract have been legally and validly concluded. The various social insurance premiums, which shall be paid for the employees according to relevant PRC laws and regulations, have been fully and timely paid up, and the Company has not delayed any payment of the employees’ social insurance premiums, salaries, and other welfares provided in PRC laws and the Company’s internal regulations. As of the Second Payment Date, the Company is free from any problem which may lead the employees to initiate labour arbitrations or lawsuits against the Company. In the event that the Company and/or Transferee suffer from any punishment, loss or damage due to the aforesaid reasons, the Transferors shall be jointly liable for the full compensation on the Transferee and/or the Company.

11.28

As of the Second Payment Date, relevant coordination fees, compensation fees and other liabilities and obligations, which are payable and assumed by the Company to any Third Party in accordance with relevant agreements for the purpose of the construction, land occupation and other issues of the Hydroelectric Project, have been fully paid off or implemented, and relevant originals of the payment evidences and implementation supporting documents have been delivered to the Transferee. After the Signing Date, in the event that the Company and/or the Transferee suffer from any loss or damage due to the aforesaid reasons, the Transferors shall be jointly liable for the full compensation on Transferee and/or the Company.

11.29

The Transferors confirm that the Company has neither obtained approval in relation to Clean Development Mechanism (“CDM”) nor entered any CDM agreement or carbon emission reduction agreement with any third party. In the event that the Company suffers any punishment or fine by the government due to CDM project or carbon emission deduction transaction, as a result of which, Transferee suffer from any loss or damage, the Transferors shall be jointly liable for the full compensation to Transferee and/or the Company.

11.30

Due to the reasonable needs of its production and operation, the Company has taken out requisite insurances which are usually purchased by other companies in the same industry, with all the insurance policies are valid, all the mature insurance premiums have been paid up, and all the other key conditions have been fully fulfilled and complied with. As of the Second Payment Date, there are no conditions which have caused or may cause the aforesaid insurance policies to be invalid. The aforesaid insurance policies are free from restrictions from any special or unusual articles. As of the Second Payment Date, there are no situations in which the Company may claim for compensations from the insurer according to the aforesaid insurance policies.

11.31

The Transferors have, at its own cost, procured the Company, Honghe Power Supply Bureau of Yunnan Power Grid Corporation to sign a power purchase and sale contract effective until December 31, 2011 and shall provide the original copy of the newly-signed sales and purchase power contract to the transferee. The Transferors shall guarantee that the on-grid tariff of the Hydroelectric Project provided in the said power purchase and sale contract be no less than 0.137 yuan/ kilowatt hour for the wet season, 0.187 yuan/ kilowatt hour for the normal season, and 0.237yuan/ kilowatt hour for the dry season; the on-grid tariff for the wet season is 0.2055 yuan/ kilowatt hour at the peak section, 0.137 yuan/ kilowatt hour at the middle section and 0.0685 yuan/ kilowatt hour at the low section.

11.32

All the accounts, books, ledgers and financial records of the Company have been formulated in accordance with the accounting procedures and rules provided by PRC accounting system, and have been fully, properly and accurately recorded and completed, which do not involve any material mistake and deviation, and truly and precisely reflect all transactions relating to the Company and show the financial, contractual and other business conditions of the Company during every financial term.

Chapter V. Disclosures, Representations and Warranties by Transferee

Article 12	Disclosures, Representations and Warranties by Transferee

The Transferee hereby represents and warrants to the Transferors that:

12.1	The Transferee is a legal entity that has been duly established, validly and legally in existence and also operated normally in accordance with the laws and regulations of PRC.

12.2

The Transferee in signing this Contract and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations of Transferee’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that Transferee is a party to or is bound by.

12.3

No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Transferee that will materially affect its ability to sign this Contract or fulfil its obligations under this Contract.

12.4

The Transferee shall pay the Transfer Price in accordance with this Contract. In the event that the Transferee fails to perform its obligations in time which has caused economic losses to the Transferors, the Transferee shall assume corresponding compensation liability.

Chapter VI. Delivery and Entrustment Management

Article 13	Delivery

13.1

From the Second Payment Date (inclusive), Transferors and Transferee shall immediately organize a Delivery Team to actively carry out the delivery of the Company and the Hydroelectric Project, including but not limited to the delivery of the production and operation management, finance, assets, files and records, certificates, approvals, seals and the construction projects to the Transferee. The delivery shall be completed within 10 Working Days from the Second Payment Date.

13.2

Transferors shall warrant a full and complete delivery and the Company’s movable assets and real estate will be made and free from any decrease or damage comparing with asset clearance list confirmed by Parties hereof. Otherwise, the Transferors shall compensate Transferee and/or the Company in full.

13.3	The delivery includes but not limited to:

	(1)	The production, operation and management of the Company;

	(2)	The Company’s seals, such as the official seal, financial seal and contract seal, etc. shall be delivered to the Transferee;

	(3)	The originals of the accounts opening documents and seals for all the bank accounts of the Company;

(4)

The Transferors and Transferee shall check and verify all the assets (including but not limited to the real estate and movable assets) of the Company, make a list of the Company’s assets, and finish the delivery which shall be confirmed by Transferors and Transferee and signed on site; during the checking and verifying of the assets, the Transferors shall compensate for the damaged assets by reference to the assessed value;

(5)

Originals of all the approvals, certificates, permits, customer information and other materials of the Company shall be delivered to the Transferee, which shall include all the materials set out in materials list delivered to and confirmed by Transferee;

(6)

Originals of all the project drawings, agreements (including but not limited to grid connection and dispatching agreement, power sale and purchase contract, project contract, equipment contract, installation contract, project supervisor contract, materials contract, loan contract and mortgage contract) and other files shall be delivered to Transferee;

	(7)	Originals of all the financial accounting books, financial vouchers and the fiscal files shall be delivered to the Transferee;

(8)

The Transferors shall deliver the specific technologies of the parties to the Hydroelectric Project contracts, such as the parties of construction, equipment manufacture, design, supervision, quality examination, etc. to the Transferee; and

	(9)	The delivery of other materials and files of the Company.

13.4	The Transferors shall make sure the continuity, stability and safety of the production and operation of the Company during the process of the delivery.

13.5

The Transferors shall fully cooperate so as to complete the delivery. In the event that the Transferee or the Company after the transfer of the Sale Equity Stake suffers from any damage due to the Transferors’ non-cooperation, the Transferors shall be jointly liable for the compensation in accordance with law.

Article 14	Entrustment Management

14.1

Transferee agrees that, from the Second Payment Date (inclusive) to the date of full payment of the debt listed on Appendix II of this Contract (hereinafter referred to as the “Duration of Entrustment Management”), the Transferee entrusts Transferors to manage the hydropower station project, and Transferors accept it hereof.

14.2

The Parties hereby confirm that during the Duration of Entrustment Management, the Transferee is entitled to assign its employees to participate in operation and management of the Hydroelectric Project and the Transferors shall accept and fully cooperate with the work of the Transferee’s assigned employees.

14.3

The Parties hereby confirm that in the Duration of Entrustment Management, taxes and the normal operating expenses (excluding rectified fees upon the request of Transferee or other authorities, or fees to be paid by Transferors before transfer) of the Hydroelectric Project paid under the laws of People’s Republic of China are shared equally by the Parties. The 50% of corporation earnings deducted the foresaid taxes and normal operating expenses shall be owned by Transferors. The parties hereby confirm that since the expiration of Duration of Entrustment Management (including the expiration date), all earnings of the Company and the Hydroelectric Project shall be owned by Transferee.

14.4	In the period from the Signing Date to expiration of Duration of Entrustment Management (i.e. the date of full payment of the debt listed on Appendix II of this Contract):

(1)

Transferors shall perform their obligations as Manager and trustee in good faith, and continue to operate and manage the Company in accordance with the requirements of the Transferee. Transferors neither requests nor agrees the Company to pay any third party, except the fees of the normal operating and spending programs identified (if the said expenditure is more than RMB 50,000, the prior written consent of the Transferee is required). The Transferors shall not terminate any significant agreements and arrangements, or waive any significant rights without prior written consent of the Transferee.

(2)

In the Duration of Entrustment Management, Transferors shall not cause any debts in the name of the Company without prior written consent of the Transferee, except the debt listed on the Appendix II of this Contract. Otherwise the debt occurred hereof shall be assumed by Transferors.

	(3)	Without prior written consent of the Transferee, Transferors shall not make any amendment to financing, loans, securities arrangements of the Company.

(4)

Transferors shall take any reasonable measures to preserve and protect the assets of the Company. Transferors shall not establish additional mortgage, pledge, and other types of security to the assets of the Company, and shall not provide any third party assurances and other types of security, except obtaining prior written consent of the Transferee.

(5)

Without prior written consent of the Transferee, Transferors shall not represent the Company to make any reconciliation and relief, and shall not discharge any material litigation, arbitration and other proceedings, or any significant liability and rights claims, and shall not waive the rights related to the foregoing.

	(6)	Without prior written consent of the Transferee, Transferors shall not relieve or write off any debts owed to the debtor contained in the books of the Company.

	(7)	Transferors commits that the Company shall not participate in any partnership, joint venture or other forms of external equity and debt investment, except prior written consent of the Transferee.

(8)

Once the Material Adverse Change happens, or any situations occurred which make the statements, guarantees and commitments of Transferors untrue, inaccurate, unachievable or misleading, Transferors shall notify Transferee in writing within 24 hours and provide Transferee with detailed and reasonable explanation; and

(9)

Transferors and the Company shall not take any actions to breach the provisions of this contract, to affect the performance of the obligations, and to fulfil transfer transaction of shares for sale under this Contract.

14.5

Transferors commit and guarantee that, during the Duration of Entrustment Management, they will perform the provisions of this contract strictly. If any damages or losses caused to corporation and/or hydropower project station for Transferors’ reason (whatever intentional or negligent), Transferors shall undertake joint liabilities, and make full compensation for Transferee.

14.6

Entrustment Management relationship terminates on the expiration date of Duration of Entrustment Management, and Transferors shall transfer the Company and Hydroelectric Project to Transferee on the date of expiration of Duration of Entrustment Management.

Chapter VII. Debt Arrangement and Relocation of Employees

Article 15	Debt Arrangement

15.1

The parties hereby confirm that up to the Second Payment Date (inclusive), all debts of the Company are listed on the Appendix II of this Contract, amounted to Renminbi Fifty Nine Million (RMB 59,000,000). Other debts (if any) of the Company occurred before the Second Payment Date (inclusive) will be assumed by Transferors, Transferee and/or the Company do not assume any liabilities. If the Company and/or Transferee suffer any damages or losses therefrom, the Transferors shall be jointly liable and make full compensation for Transferee and /or the Company. However, Transferors shall not undertake any liabilities if the said damages and losses are caused by Transferee.

Article 16	Relocation of Employees

16.1

Prior to the Second Payment Date, the Transferors shall instruct the directors, supervisors and senior managers (including but not limited to manager, vice manager, and chief financial officer) assigned to the Company by Transferors to resign as requested by Transferee, and proceed full and complete work transfer with the personnel assigned by Transferee.

16.2

After the Second Payment Date, the Transferee shall be entitled to choose to employ excellent employees from the current employees of the Company. The terms and conditions of their employment shall be determined by reference to the standards applied in the other domestic project companies currently owned by the Transferee in principle and implemented in accordance with the Labour Law of the PRC, the Labour Contract Law of the PRC and its implementation regulations and other relevant PRC laws and regulations. The Company shall execute new labour contracts with the employees and the Transferors shall be responsible for the relocation of those employees who are fired or not re-employed by the Company.

16.3

The Transferors undertake and warrant that they will properly relocate the employees (including directors, supervisors and senior managers) who are fired or not re-employed by the Company and shall ensure that such employees will not make any trouble against the Company, nor will apply for arbitration, bring lawsuit or any other administrative or judicial proceedings against the Company. The Transferors shall make sure that the Company will not be punished by any competent governmental authority or incur any other adverse effect due to the relocation of the aforesaid employees.

16.4

The Transferors undertake and warrant that all compensation, indemnity, costs and any other expenses in connection with the relocation of the employees (including directors, supervisors and senior managers) of the Company shall be assumed by the Transferors themselves. In the event that the Company and/or the Transferee suffer from any damage or loss due to the employee relocation issues of the Company, the Transferors shall be jointly liable for the full compensation on the Company and/or the Transferee.

Chapter VIII. Confidentiality

Article 17	Confidentiality

17.1

Unless otherwise provided in other confidentiality agreements, with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:

	17.1.1	Keep the aforesaid Confidential Information confidential;

17.1.2

Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, none of the Parties to this Contract shall disclose the Confidential Information to any Third Party or any entity.

17.2	The provisions of the aforesaid Article 17.1 shall not apply to the Confidential Information:

17.2.1

which was available to the receiving Party from the written records made by the receiving Party and was approved to be known by the receiving Party by the written records before the disclosing Party disclosed the information to the receiving Party;

	17.2.2	which has become public information by means not attributable to any breach by the receiving Party;

	17.2.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation to the said Confidential Information.

17.3

As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set out in this Chapter VIII shall remain binding on it.

Chapter IX. Breach of Contract

Article 18	Liability for Breach of a Representation or Warranty

18.1

If any representation or warranty made by any Party to this Contract is found to be an error or exists any omission, or if any fact, representation or warranty that has or is likely to have a major or substantial effect on the signing of this Contract by any Party is found to be misleading or untrue in any respect, the non-breaching Party shall be entitled to require the Party (ies) in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, misleading or untrue representation or warranty of the Party (ies) in breach or arising from any other breach of any representation and warranty given by the Party (ies) in breach.

18.2	Each representation and warranty set out in this Contract is to be construed independently.

18.3	For the avoidance of doubt, the Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of representation or warranty.

Article 19	Liability for Breach of Contract

19.1

In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party (ies) for breach of contract in accordance with the provisions of this Contract and the laws and regulations of PRC. In the event all Parties commit the breach of contract, one Party shall assume the liability to compensate the loss or damage or other obligations as a result of its respective breach of contract to the other Parties respectively.

19.2	In the event that the undisclosed issues by Transferors prior to the signing of this Contract which may influence the legal existence of the Company and the Hydroelectric Project, actually influence the legal existence of the Company or the Hydroelectric Project after the transfer of the Sale Equity Stake, the Transferee is entitled to the termination of this Contract and to require Transferors to fully pay back the Transfer Price which has already paid by Transferee and ten percent (10%) of the Transfer Price as liquidated damages; in addition, the Transferee is entitled to resort to other applicable claims in accordance with the PRC laws.

19.3

Any violation of the obligations, representations and warranties under this Contract by any Party of the Transferors or Transferee shall constitute a breach of contract, and the defaulting Party (ies) shall assume the liability to compensate all the losses due to the breach of contract to the other Party.

19.4

Any delayed performance of the obligations or provisions under this Contract by any Party of the Transferors or Transferee shall constitute a breach of contract; however, the delayed performance or non-performance due to the other Party’s advance performance obligation shall not constitute a breach of contract.

In the event that the Transferee fails to repay the Company’s debt as specified in the Appendix II within the time limit agreed hereof, then, as of the outstanding loan, the Transferee agrees to pay an interest (based on annual interest rate of 15%) to the creditors until such loan is paid off.

19.5

For the avoidance of doubt, Transferors hereby unconditionally and irrevocably agree and confirm that they shall be jointly liable for any liability for any breach of this Contract committed by any of Transferors.

Chapter X. Force Majeure

Article 20	Force Majeure

20.1

“Force Majeure” refers to earthquake, typhoon, flood, fire, war, political unrest and such special incidents or other events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of PRC.

20.2

In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event and any term or period set out in this Contract to which the affected Party is subject shall cease during the period of the Force Majeure event and shall automatically be extended, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not assume any breach liabilities hereunder.

20.3

The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party (ies) in writing, and within seven (7) days thereafter, it shall provide sufficient evidence of the occurrence and the continuity of the Force Majeure event issued by the notary organization. The Party claiming the occurrence of a Force Majeure event shall also do its best to eliminate the adverse effect of the Force Majeure event.

Chapter XI. Resolution of Disputes

Article 21	Arbitration

21.1

Any dispute arising out of or in connection with this Contract shall firstly be resolved through friendly consultation by all Parties. In the event that thirty (30) Working Days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its prevailing valid arbitration rules at the time of application. The place for arbitration shall be Shenzhen.

21.2	The arbitration tribunal shall be constituted by three (3) arbitrators and the arbitrators shall have a good knowledge of both English and Chinese Languages.

Article 22	Validity of the Arbitration Award

The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.

Article 23	Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, all Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfil their other respective obligations stipulated in this Contract.

Chapter XII. Applicable Law

Article 24	Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes under this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.

Chapter XIII. Miscellaneous

Article 25	Waiver

The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 26	Transfer

Unless otherwise described and prescribed in this Contract, without the prior written consents from the other Parties or the written approvals from the Examination and Approval Authority as required by laws, none of the Parties to this Contract shall transfer or assign that Party’s entitlement or obligations in part or total as stipulated in this Contract.

Article 27	Amendment

27.1	This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

27.2	This Contract shall not be amended verbally. Only both of the written document signed by all Parties indicating their consent to such amendment shall any amendment to this Contract become effective.

Article 28	Severability

The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.

Article 29	Language

This Contract is written in the Chinese Language.

Article 30	Validity of the Text and Appendices

30.1

This Contract shall come into effect from the Signing Date. This Contract shall be signed in ten (10) sets of original. Each Party shall each hold one (1) set of original, and one (1) set of original each shall be sent to the competent administration for industry and commerce and any other governmental authorities as required. The remaining originals shall be filed and kept by the Company.

30.2	The Appendices to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract.

Article 31	Notification

31.1

Unless otherwise specified and prescribed in this Contract, any Party issuing any notification or written communication to the other Party (ies) according to the provisions of this Contract shall have them written in the Chinese and English Language and shall send them as a letter by a courier service company or by facsimile. Letters sent by a courier service company will require a confirmation to be given seven (7) Working Days after handing over the notification or communication to the courier service company. Any notification or written communication sent in accordance with the stipulations of this Contract shall be deemed to be effective on the date of receipt. If they are sent by facsimile, the date of receipt shall be deemed to be three (3) Working Days after transmission, subject to a facsimile confirmation report evidencing this.

31.2	All notifications and communications shall be sent to the following addresses, until such time when the other Party (ies) issues a written notice of any change to its address:

	Transferee’s Address:	25B, New Poly Plaza, No.1 Chaoyangmen North St., Dongcheng District, Beijing

	Telephone Number:	010-6492 8483

	Facsimile Number:	010-6496 1540

	Addressee:	Jin Lei

The Address jointly appointed by Transferors: Dazhaihe Cascade III Power Station, Kuzhuyi Village, Mengqiao Township, Jinping County, Yunnan Province

	Telephone Number:	13958123366

	Facsimile Number:	0873-2881042

	Addressee:	Hong Chu Yun

Article 32	The Entire Agreement

This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.

(REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the duly authorised representative of Party A and Party B, Party C, Party D, Party E, Party F, Party G and Party H have signed this Contract with Party D on the date first above written.

Party A: Luquan Xiaopengzu Power Generation Co., Ltd.

(Stamp)

Signature:

Position:

Party B:	Mao Ding Gou

Signature:

Party C:	Zeng Jie

Signature:

Party D:	Xu Xuan Bo

Signature:

Party E:	Lin Lin

Signature:

Party F:	Su Xiao Dong

Signature:

Party G:	Dong Xian Min

Signature:

Party H:	Wang Meng Zhang

Signature:

Appendix I List of Securities

List of Securities

As of the Signing Date, the Transferors have disclosed to the Transferee the following securities of the Company (including but not limited to pledge, mortgage, guarantee and other forms):

No.	Number of Security Contracts	Creditor	Debtor	Form of Security

1.	Mortgage Contract 53012801-2008 Nian Lu Quan (Di) Zi No. 0002	Agricultural Development Bank of China, Luquan Yi and Miao Ethnic County Sub-branch	Luquan Xiaopengzu Power Generation Co., Ltd.	Mortgage of Chattels and Realty

2.	Right Pledge Contract 53012801-2008 Nian Lu Quan (Zhi) Zi No. 0002	Agricultural Development Bank of China, Luquan Yi and Miao Ethnic County Sub-branch	Luquan Xiaopengzu Power Generation Co., Ltd.	Pledge of right to collect electricity fees